UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2006 (January 10, 2006)

NorthStar Realty Finance Corp.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-32330 (Commission File Number)	11-3707493 (I.R.S. Employer Identification No.)

527 Madison Avenue, 16th Floor, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 319-8801
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  Entry Into a Material Definitive Agreement.

NorthStar Realty Finance Corp. 2006 Outperformance Plan

On January 10, 2006, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of NorthStar Realty Finance Corp. (the “Company”) approved the general terms of the NorthStar Realty Finance Corp. 2006 Outperformance Plan (the “2006 Outperformance Plan”), a long-term incentive compensation program.  The purpose of the 2006 Outperformance Plan is to further align the interests of the Company’s stockholders and management by encouraging the Company’s senior officers and employees to “outperform” and to create stockholder value in excess of industry expectations in a “pay for performance” structure.

Under the 2006 Outperformance Plan, award recipients will share in a “performance pool” if the Company’s total return to stockholders for the period from January 1, 2006 (measured based on the average closing price of our common stock for the 20 trading days prior to January 1, 2006) through December 31, 2008 exceeds a cumulative total return to stockholders over the three year period of 30%. The size of the pool will be 10% of the outperformance return amount in excess of the 30% benchmark, subject to a maximum dilution cap equal to $40 million.

Each employee’s award under the 2006 Outperformance Plan will be designated as a specified percentage of the aggregate performance pool. Assuming the 30% benchmark is achieved, the pool will be allocated among the Company’s employees in accordance with the percentage specified in each employee’s participation agreement. Individual awards will be made under our 2004 Omnibus Incentive Plan (or successor plan) in the form of partnership units, or LTIP Units, that are exchangeable for shares of our common stock or cash, at the Company’s election.

Although the amount of the awards will be determined when the performance pool is established, not all of the awards vest at that time. Instead, 50% of the awards vest on December 31, 2008 and 25% of the awards vest on each of the first two anniversaries thereafter based on continued employment.

In the event of a change in control of the Company prior to the establishment of the performance pool, the performance period will be shortened to end on a date immediately prior to such event and the shareholder return benchmark will be adjusted on a pro rated basis.  For example, if a change of control were to occur 18 months into the performance period, the adjusted benchmark target would be a cumulative 15% total return. The pool will be formed as described above if the adjusted benchmark target is achieved and fully vested awards will be issued. If a change in control occurs after the performance period has ended, all unvested awards with respect to any earned outperformance amount issued under the 2006 Outperformance Plan will fully vest upon the change in control.

In connection with finalizing the 2006 Outperformance Plan documentation, the Compensation Committee will continue to evaluate the terms of the 2006 Outperformance Plan and, accordingly, the definitive plan and related award documentation, including the terms of the LTIP Units, may contain additional material terms that are not described above.

All determinations, interpretations and assumptions relating to the vesting and calculation of the performance awards will be made by the Compensation Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NorthStar Realty Finance Corp. (Registrant)
Date: January 13, 2006	By:	/s/ Mark E. Chertok Mark E. Chertok Chief Financial Officer